UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        --------------------------------
                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 1, 2007

                       ATLANTIC COAST FEDERAL CORPORATION
                       ----------------------------------
             (Exact name of Registrant as specified in its charter)

       Federal                      000-50962                    59-3764686
       --------                     ---------                    ----------
   (State or Other                 (Commission                (I.R.S. Employer
    Jurisdiction                   File Number)              Identification No.)
  of Incorporation)


                   505 Haines Avenue, Waycross, Georgia 31501
                   ------------------------------------------
                    (Address of principal executive offices)

                                 (800) 342-2824
                                 --------------
               Registrant's telephone number, including area code

                                 Not Applicable
                                 --------------
          (Former Name or former address, if changed since last report)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Attached  as  Exhibit  99.1  and  made a part of  this  item is a press release dated June 7, 2007 that announces information relating to the restatement of certain financial statements due to a change in accounting for certain interest rate swaps accounted for as cash flow hedges.


ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

         (a) On June 1, 2007, management and the Audit Committee of the Board of Directors of Atlantic Coast Federal Corporation (the "Company") determined that the financial statements for the years ended December 31, 2006, 2005 and 2004 included in the Company's Annual Reports on Form 10-K, as well as the interim financial statements for the first quarter of 2007, and the first, second and third quarters of 2006, 2005 and 2004, included in Quarterly Reports on Form 10-Q, should no longer be relied upon as a result of a change in the accounting treatment applied retroactively by the Company in connection with certain interest rate swaps that were accounted for as cash flow hedges.

          During  2004,  the  Company   entered  into  two  interest  rate  swap
agreements with notional amounts totaling $15 million, of which $10 million remained in effect as of December 31, 2006, to hedge the variability in expected future cash flows on certain floating-rate Federal Home Loan Bank ("FHLB") advances. At inception, the critical terms of these swaps were viewed as matching the critical terms of the hedged FHLB advances and, as a result, it was determined that changes in cash flows were expected to completely offset at inception and on an ongoing basis as provided under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Therefore, the interest rate swap agreements were deemed to be effective cash flow hedges during the first quarter of 2007, and the years 2006, 2005 and 2004, consistent with SFAS 133. During the reporting periods between 2004 and 2007, the Company's independent registered public accounting firm, Crowe Chizek and Company LLC, did not disagree with the accounting treatment of the interest rate swaps as part of their year-end audit or review of the Company's interim financial statements.

         In conjunction with the preparation of the Company's prospectus associated with the conversion and stock offering announced on May 7, 2007, and based on discussions with Crowe Chizek and Company LLC, the Company has now determined that although these swaps were economically effective, the initial assessment of matching critical terms for the interest rate swaps and the corresponding hedged FHLB advances was incorrect. In each circumstance, the interest rate swap contained an embedded written option that allowed the counterparty to terminate the interest rate swap under certain conditions, while the FHLB advance did not contain such matching terms. The Company did have the option to prepay the FHLB advances, however, it was not a contractual requirement. Since the interest rate swaps and the FHLB advances did not have absolute parity and the critical terms of the instruments did not completely match, the Company and its Audit Committee have concluded that the swap transactions did not qualify as cash flow hedges and, therefore, any fluctuations in the market value of the interest rate swaps, including any accrued interest, should have been included in other non-interest income resulting in quarterly and annual mark-to-market adjustments. As originally recorded, fluctuations in the fair value of the interest rate swaps were recorded in other comprehensive income, with accrued interest recorded as a reduction of interest expense on FHLB advances. There is no effect on cash flows or stockholders' equity from these revisions.

          The restated financial statements, when filed, for all affected periods through March 31, 2007, will reflect a cumulative increase in net income over the three-year period of approximately $422,000 (net of income taxes) to account for the swap transactions associated with FHLB advances as if cash flow hedge accounting under SFAS 133 was never applied. The Company intends to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2006, an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2007, to reflect the accounting adjustments described herein.

         Management and the Audit Committee have discussed with Crowe Chizek and Company LLC, the Company's independent registered public accounting firm, the matters disclosed in this Form 8-K pursuant to this Item 4.02(a).


ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

           (d)    Exhibits.

                  99.1        Press Release dated June 7, 2007



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           ATLANTIC COAST FEDERAL CORPORATION


Date:  June 7, 2007                   By:  /s/      Robert J. Larison, Jr.
                                           -------------------------------------
                                                    Robert J. Larison, Jr.
                                                    President and Chief
                                                    Executive Officer
                                                    (Duly Authorized
                                                    Representative)




                                  EXHIBIT INDEX

Exhibit
Number              Description of Exhibit(s)
------              -------------------------

 99.1               Copy of press release issued by the Company on June 7, 2007.